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EXHIBIT 99.6

                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766



ACE REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER OF 2009

VALLEY STREAM, NY - (Business Wire) - May 14, 2009

Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today the results for its first quarter ended March 31, 2009.


                                                   Three Months Ended March 31
                                                  ------------------------------
                                                      2009               2008
                                                  -----------       ------------
Revenue (A)                                       $   455,032       $ 1,176,183
Cost of Revenues                                      330,868           810,460
Gross Profit (B)                                      124,164           365,723
Selling, General and Administrative Expenses (C)      590,945           667,718
(Loss) from Operations (D)                           (466,781)         (301,995)

_______________
(A) Revenues decreased by $721,151 primarily due to the general state of the economy and customers choosing to cancel or delay purchases of promotional products.

(B) Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold, pricing of the items and the volume of product sold.

(C) Selling, general, and administrative expenses include payroll and related expenses, commissions, insurance, rents, professional, consulting and public awareness fees. The overall decrease of $76,773 was primarily due to an $18,384 decrease in stock based compensation and a $91,340 decrease in commissions.

(D) The increase of approximately $165,000 in loss from operations was primarily due to the general state of the economy and customers choosing to cancel or delay purchases of promotional products.

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ABOUT ACE MARKETING

Ace Marketing & Promotions, Inc. is a premier Promotional Marketing solutions company. Its Corporate Overview is available at http://www.acemarketing.net on the "About Us" tab. In addition Ace has also added several new revenue stream models. The long-term strategic plan is for Ace find new opportunities while leveraging its core competencies.

For additional information, a copy of Ace's Form 10-Q can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

----------------------
CONTACT:
  Ace - Valley Stream, NY.
  Michael Trepeta, President - 516-256-7766